UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (date of earliest event reported): September 23, 2004

VAULT AMERICA, INC.

(formerly MoneyFlow Systems International, Inc.)

(Exact name of registrant as specified in its charter)

Nevada	333-74928	52-2325923
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

Suite N, 7003 - Fifth Street SE, Calgary, Alberta T2H 2G2

 (Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code:

(403) 319-0236

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02         RECENT SALE OF UNREGISTERED SECURITIES

         On March 7, 2008 and March 8, 2008, pursuant to Company’s option and incentive plan the Directors of the Company awarded shares to the employees and directors of Vault America, Inc. (formerly) MoneyFlow Systems International Inc.).  An aggregate of 30,000 Preferred A Series I shares were issued.  Subsequently the Preferred A shareholders elected to consolidate the issued and outstanding Preferred A shares on a fifty (50) old for one (1) new basis.  All the Preferred A shares so issued are subject to resale restrictions.  This distribution was not registered under the Securities Act of 1933, as amended, and accordingly the shares may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

ITEM 5.     OTHER EVENTS

On February 7, 2008, the board of directors of MoneyFlow Systems International Inc. (the "Company"), in reliance on shareholder action, unanimously agreed that it was in the best interests of the Company's shareholders to pursue new avenues of capital.  The board of directors further agreed that the Company did not have sufficient unallocated working capital or a share capital structure that would facilitate prospective business opportunities. Therefore, the board of directors agreed to consolidate the Company's share capital as a first step in making the Company more attractive to potential investment capital and potential businesses.

The board of directors then agreed to consolidate the Company's capital structure on a fifty (50) to one (1) basis reducing the Company issued and outstanding shares as of March 10, 2008, from seven million two hundred and sixteen thousand two hundred and three (7,216,203) to One hundred forty four thousand, three hundred and twenty four (144,324).

The board of directors, in reliance on shareholder action, then amended the Company's Articles of Incorporation to reflect a change of the Company’s name from MoneyFlow Systems International, Inc. to Vault America, Inc.

The consolidation of the Company's capital stock was effected on March 10, 2008.  The Company's new symbol on the OTC Bulletin Board is VAMA.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on March 12, 2008.

Vault America, Inc.

a Nevada corporation

By: /s/ Harold F. Schultz

--------------------------------

Harold F. Schultz, President and CEO